Exhibit 3.2

Amendment to the Amended and Restated Bylaws of

Berkshire Hills Bancorp, Inc.

The Amended and Restate Bylaws of Berkshire Hills Bancorp, Inc. (the “Bylaws”) are hereby amended as follows:

1.            Article I, Section 1 of the Bylaws is hereby deleted in its entirety and replaced with the following:

Annual Meeting.

An annual meeting of the stockholders, for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which place, date and time may subsequently be changed at any time by vote of the Board of Directors. If no annual meeting has been held for a period of thirteen (13) months after the Corporation’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an annual meeting. Any and all references hereafter in these Bylaws to an annual meeting or annual meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

2.            Article I, Section 2 of the Bylaws is hereby deleted in its entirety and replaced with the following:

Special Meetings.

Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of Directors which the Corporation would have if there were no vacancies on the Board of Directors (hereinafter the “Whole Board”). Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an annual meeting for purposes of these Bylaws and the provisions of Article I, Section 6 of these Bylaws shall govern such special meeting.

3.            Article I, Section 6(b) of the Bylaws is hereby deleted in its entirety and replaced with the following:

(b)           At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (x) by or at the direction of the Board of Directors or (y) by any stockholder of the Corporation who is entitled to vote with respect thereto, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Section 6(b) as to such business. For business to be properly brought before an annual meeting by a stockholder pursuant to this Section 6(b), (1) the business must relate to a proper subject matter for stockholder action under Delaware law, (2) the stockholder must have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (3) the stockholder must have provided updates or supplements to such Timely Notice at the times and in the forms required by Section 6(d) and (4) together with the beneficial owner(s), if any, on whose behalf the business proposal is made, the stockholder must have acted in accordance with the representations set forth in the New Business Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event the annual meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). A stockholder’s Timely Notice to the Secretary shall set forth:

as to each matter such stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting, and any material interest in such business of each New Business Proposing Person (as defined below);

the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any);

as to each Proposing Person, the following information: (A) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (B) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (C) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (D) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation (the disclosures to be made pursuant to the foregoing clauses (A) through (D) are referred to, collectively, as “Material Ownership Interests”);

a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(A) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person, pertaining to the other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (B) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal (such statement, the “New Business Solicitation Statement”).

For purposes of this Section 6(b) and Section 6(c) below, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made.

Notwithstanding anything in these Bylaws to the contrary, no business shall be brought before or conducted at an annual meeting except in accordance with the provisions of this Section 6(b) or in accordance with Rule 14a-8 under the Exchange Act (or any successor provision thereto). The officer of the Corporation or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 6(b) and, if he should so determine, he shall so declare to the meeting and any such business so determined to be not properly brought before the meeting shall not be transacted.

At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors.

4.            Article I, Section 6(c) of the Bylaws is hereby deleted in its entirety and replaced with the following:

Only persons who are nominated in accordance with the procedures and qualifications set forth in these Bylaws shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders at which directors are to be elected only (x) by or at the direction of the Board of Directors or (y) by any stockholder of the Corporation entitled to vote for the election of Directors at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Section 6(c) as to such nomination. For nominations to be properly brought before an annual meeting by a stockholder pursuant to this Section 6(c), (1) the stockholder must have given Timely Notice thereof in writing to the Secretary of the Corporation, (2) the stockholder must have provided updates or supplements to such Timely Notice at the times and in the forms required by Section 6(d) and (3) together with the beneficial owner(s), if any, on whose behalf the nomination is made, the stockholder must have acted in accordance with the representations set forth in the Nomination Solicitation Statement (as defined below) required by this Bylaw. A stockholder’s Timely Notice to the Secretary shall set forth:

as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any);

as to each Proposing Person, any Material Ownership Interests;

a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(A) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (B) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nomination(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Nomination Solicitation Statement”).

No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the provisions of this Section 6(c). The officer of the Corporation or other person presiding at the meeting shall, if the facts so warrant, determine that a nomination was not made in accordance with such provisions and, if he or she shall so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

5.            A new Article IX in is hereby inserted in its entirety:

ARTICLE IX

CERTAIN GOVERNANCE MATTERS

Section 1.               Interpretations; Definitions.

The provisions of this Article IX shall apply notwithstanding anything to the contrary set forth in these Bylaws. In the event of any inconsistency between any provision of this Article IX and any other provision of these Bylaws, such provision of this Article IX shall control.

The following definitions shall apply to this Article IX and otherwise as applicable in these Bylaws:

“Effective Date” shall mean the effective date of the merger of the Brookline Bancorp, Inc. with and into the Corporation.

“Specified Period” shall mean the period beginning on the Effective Date and ending on the two-year anniversary of the Effective Date.

Chairman of the Board.

David M. Brunelle shall serve as the Chairman of the Board during the Specified Period (assuming Mr. Brunelle is elected for a second term following the Effective Date).

Section 2.               Certain Executive Officers.

(a)            Paul A. Perrault shall serve as President and Chief Executive Officer of the Corporation effective as of the Effective Date.

Carl M. Carlson shall serve as the Chief Financial and Strategy Officer of the Corporation effective as of the Effective Date.

Sean A. Gray shall serve as the Chief Operations Officer of the Corporation effective as of the Effective Date.

Michael W. McCurdy shall serve as the Chief Banking Officer of the Corporation effective as of the Effective Date.

Mark Meiklejohn shall serve as the Chief Credit Officer of the Corporation effective as of the Effective Date.

Board Actions.

During the Specified Period, the affirmative vote of at least two-thirds of the members of the Board of Directors shall be required to:

remove Mr. Perrault, Mr. Carlson, Mr. Gray, Mr. McCurdy or Mr. Meiklejohn from their respective offices; and

approve any merger or consolidation of the Corporation with and into any other corporation.

Section 3.               Amendment.

During the Specified Period, the provisions of this Article IX shall not be modified, amended or repealed and any Bylaws provision inconsistent with such provisions may be adopted, except upon the affirmative vote of at least two-thirds of the members of the Board of Directors.